Exhibit 10.80
6 December 2019
PERRIGO HOLDING NV
as the Company

SVEND ANDERSEN
as the Manager

MANAGEMENT AGREEMENT

BY AND BETWEEN:

(1)
Perrigo Holding NV, with registered office at Venecoweg 26, 9810 Nazareth, represented by Patrick O’Sullivan and Brandracer BVBA-Geert Cools, duly authorised, organised and existing under the laws of Belgium, registered with the Central Enterprise Register under number BE 0431.676.229, hereinafter referred to as the Company;

AND:

(2)	Svend Andersen, residing at Skovmosevej 8, 3220 Denmark, hereinafter referred to as the Manager, the Company and the Manager are hereafter jointly referred to as the Parties and individually as a Party.
IT HAS BEEN CONSIDERED AS FOLLOWS:

(A)	The Manager has the required experience for the performance of the mandate of daily manager for the benefit of the Company.

(B)	The Manager has been duly appointed as managing director of the Company.

(C)	Parties wish to determine in this agreement (the Agreement) the terms and conditions of the performance of services by the Manager in the framework of his activities as a daily manager.
AND THE PARTIES HAVE AGREED AS FOLLOWS:

1.	Agreement to provide services of daily management

1.1
Subject to the terms and conditions of this Agreement, the Company hereby contracts the Manager and the Manager agrees to provide the Company with the activities of daily management (dagelijks bestuur/gestion journalière), within the meaning of article 7:121 of the Belgian Companies Code.

1.2
The Manager shall provide such daily management services and perform such duties for the Company as are consistent with its position as daily manager (dagelijks bestuurder/délégué à la gestion journalière) of the Company.

Without prejudice to the provisions of the Belgian Companies Code and the bylaws, the daily management includes without limitation the following tasks and assignments:

(a)
the Manager together with the other members of the Company's management board (i) will undertake full responsibility for the daily management all in conformity with the strategy set out by the Company’s management board and (ii) will advise the Company in the strategic planning with respect to the daily management and business development of the Company;

(b)
the Manager will, in the performance of his duties, promote the interests, business and reputation of the Company and shall perform all such duties as are essential or conducive to the efficient management thereof in accordance with the rules and policies of the Company from time to time and without limitation, as set out in the Agreement. The Manager shall diligently, faithfully and honestly serve the Company during the continuance of this Agreement and shall use its best endeavours and such reasonable and diligent efforts, as may be required to promote the interests of the Company as a whole; and

(c)	any other tasks entrusted to him from time to time.

1.3
The Manager performs his activities in a manner that he determines and according to the time scheme that he applies. All documents and correspondence conducted between the Company and the Manager must be considered as necessary work instruments in order to allow Parties to perform their tasks according to their obligations. Under no circumstances may these documents be construed as an indication which would lead to an employee relationship.

1.4
Taking into account the needs and organization of the business he is responsible for under this Agreement, the Manager will organize the activities under this Agreement in a free and independent manner and shall report on the accomplished results or activities which are performed under this Agreement. The Manager shall only be required to report on or account for his business approach and planning by which these results were achieved or failed to be achieved to the Group-CEO and to the Board of Directors of the Company.

2.	Term

2.1	Parties agree that this Agreement is concluded for an indefinite period, it shall enter into force with effect on 1 January 2020 (the Commencement Date).

2.2
From the Commencement Date until 15 January 2020, the Manager will participate in the Perrigo Company PLC Executive Committee Severance Policy (as amended and restated effective February 13, 2019) (the Policy), during which time the Policy will prevail and exclusively apply pursuant to the terms and conditions of the Policy.

The Manager is entitled to terminate the Agreement at any time on the condition that a notice period of 6 months is provided to the Company, notified by registered mail to the Company which takes effect the 2nd business day after being sent.

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The Company is entitled to terminate this Agreement with a notice period of 3 months, notified by registered mail to the Manager which takes effect the 2nd business day after being sent. The Company may in its sole discretion choose to terminate the Agreement with immediate effect and pay to the Manager a termination pay equal to the remaining Fixed Fee covering the notice period.
If either Party provides notice to terminate this Agreement, the Company may, in its sole discretion, place the Manager on Garden Leave for all or part of the applicable notice period.

2.3	After 15 January 2020:
The Manager is entitled to terminate the Agreement at any time on the condition that a notice period of 6 months is provided to the Company, notified by registered mail to the Company which takes effect the 2nd business day after being sent.
The Company is entitled to terminate this Agreement with a notice period of 3 months, notified by registered mail to the Manager which takes effect the 2nd business day after being sent. The Company may in its sole discretion choose to terminate the Agreement with immediate effect and pay to the Manager a termination pay equal to the remaining Fixed Fee covering the notice period.
If either Party provides notice to terminate this Agreement, the Company may, in its sole discretion, place the Manager on Garden Leave for all or part of the applicable notice period.
Only in the case of the Company providing notice to terminate this Agreement, the Manager acknowledges and understands that in order to be eligible to receive an additional termination lump sum of 12 months Fixed Fee at the end of the notice period (the “Additional Termination Payment”) the Manager agrees to sign a waiver and release agreement in form acceptable to the Company in exchange for the payment of such Additional Termination Payment.

2.4
The Company may at any time terminate this Agreement, for just cause and without any indemnity being due, by giving written notice by registered mail to the Manager of the termination of this Agreement. For the purpose of this clause, just cause shall include, but not be limited to, the following:

(a)	The Manager commits a criminal offence, is guilty of serious misconduct or conduct prejudicial to the Company’s business, or breaches any of its fiduciary duties as manager to the Company;

(b)	The Manager is guilty of a breach or non-observance of any of the material terms or conditions of the Agreement and this breach or non-observance

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has not been cured to the reasonable satisfaction of the Company within 7 working days as from the receipt of a default notice from the Company.

3.	Fixed fee

3.1	The Company will pay to the Manager a fixed fee of €43,453.17 per month that actual services are rendered, VAT excluded (the Fixed Fee). (The equivalent of €521,438 annually).

3.2
The Fixed Fee is to be paid by bank transfer, after deduction of the necessary tax and social security withholdings (if applicable), into the Manager’s designated account, or into any other account that for this purpose has been duly and timely communicated by the Manager to the Company.

4.	Variable fee

4.1
At the discretion of the Company, the Manager may be granted an annual variable fee (the Variable Fee). The actual Variable Fee award will depend on the achievement of performance targets as defined by the Company. Eligibility and entitlement in one year does not create a right to any similar eligibility or entitlement in subsequent years.

4.2
In the event the Agreement is terminated or notice is served before the end of the reference period of the Variable Fee, the Manager will be entitled to a proportional annual Variable Fee, unless if the termination of this Agreement was the result of a just cause as referred to under clause 2.4.

5.	Additional Fee

5.1
In addition to the Fixed Fee and the potential Variable Fee, the Company will pay the Manager an annual fee of €85,000.00 per year which will be paid in twelve equal monthly instalments (the Additional Fee).

5.2
The payment of this Additional Fee is at the entire discretion of the Company which is free to decide to revoke the Manager’s entitlement to this Additional Fee at any point in time or to adjust its amount.

5.3	The Manager will not be entitled to a proportional Additional Fee in the event the Agreement is terminated or notice is served before the end of a given calendar year.

6.	Place of work

6.1
Given the nature of his mandate and the tasks under this Agreement, the place where the Manager mainly performs his mandate is the headquarters in Nazareth, Belgium. All decisions regarding significant matters will be made in Nazareth.

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6.2	The Manager is prepared to accept all travel associated with the work that would be assigned to the Manager.

7.	Effects of Termination

7.1
The termination of this Agreement shall not relieve the Manager from his obligations of confidentiality and non-competition nor relieve the Manager from any liability arising from this mandate as manager or from any breach of this Agreement.

8.	Independent relationship

8.1
It is explicitly agreed that the Manager shall not be in any subordinate relationship vis-a-vis the Company. Therefore, the Manager shall not receive any direct or indirect order or instructions from the Company, nor shall the Company exercise an employer’s control or authority over the Manager, without prejudice however to the supervision powers of the Company’s management board pursuant the Belgian company laws.

8.2
The Manager will organise its activities on a free and independent basis and will only be liable for the final result of its activities and the performance of its duties by virtue of his mandate and this Agreement.

9.	Non-Competition

9.1	The Manager undertakes that it will not, either on its own account or jointly with or on behalf of any person or entity other than the Company or a Group Company, directly or indirectly:

(a)
carry on any similar activity or be engaged, concerned or interested in any business competing with the business of the Company, a Group Company or any of their (direct or indirect) shareholders, with which the Manager has been involved during the term of the Agreement, during the term of the Agreement and for a period of 12 months following the End Date unless this Agreement is terminated by the Company;

(b)
solicit, induce, recruit or encourage any person employed by the Company or a Group Company in whatever capacity (be it as service provider, employee or self-employed) to leave their employment, or take away such workers, or attempt to solicit, induce, recruit, encourage or take away workers of the Company or a Group Company, either for itself or for any other person or entity, during the term of the Agreement and for a period of 24 months following the End Date.

(c)	solicit or take away any suppliers or customers of the Company, a Group Company or any of their (direct or indirect) shareholders, with which the

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Manager has been involved during the term of the Agreement, or attempt to solicit or take away any such suppliers or customers of the Company or a Group Company, either for itself or for any other person or entity, or otherwise interfere with or disturb the relationship existing between the Company, a Group Company or any of their (direct or indirect) shareholders and any of such suppliers or customers, during the term of the Agreement and for a period of 12 months following the End Date.

9.2
In the event of any breach by the Manager, the Manager will pay the Company or any of the Group Companies liquidated damages in the sum of €50,000, without prejudice to the Company’s right or the right of any Group Company to claim compensation for the actual suffered damages and to take any other legal action against the Manager or whatever third-party to end this breach.

10.	Intellectual property

10.1
All systems, computer programs (object code and source code), documents, drawings, plans, designs, models, topographies of semiconductors, documentation, databases, texts, manuals, reports, working plans, algorithms, analyses, technologies, trade secrets, trade names, trade-marks, domain names, working procedures, inventions, methods, developments and any other work that the Manager creates or develops, alone or in cooperation with others, in the framework of the performance of this Agreement, will be referred to as a Deliverable or Deliverables and remain or become the exclusive property of the Company. This exclusivity includes, amongst others, the transfer to the Company of the ownership of all intellectual property rights in the Deliverables.

10.2
The Manager hereby irrevocably and exclusively assigns to the Company, all intellectual property rights and all other rights in the Deliverables, including but not limited to the copyrights, neighbouring rights, rights in databases, trade mark rights, rights on trade names, logos, designs and models, patent rights, rights on topographies of semiconductors, rights on computer programs, that have arisen or, that will arise during or at the occasion of the performance of the Agreement, as from their accrual (the Assigned IPRs).

The assignment of such rights covers all languages and all methods of exploitation, including but not limited to publication, reproduction and adaptation by all means and all graphical support systems, by print, press, photocopy, microfilms, and via all magnetic, electronic and numerical support systems, memory cards, CD-ROMs, DVDs, slides, teledistribution, cable, satellite, web applications and on-line document servers and networks, distribution, sub-distribution, translation, derive revenue from duplication, communication to the public in total or in part, in summary or with comments, transfers of exploitation licenses to third parties. Insofar as they do not vest automatically by operation

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of law or under this agreement, the Manager holds legal title in these rights and inventions on trust for the Company.

10.3
The (intellectual property) rights transferred under this Clause are transferred for the whole term of their protection, if any, and for all countries in the world. The transfer of the intellectual property rights remains applicable after the termination of the Agreement, for the period of their protection.

10.4
The Manager shall hold the Company harmless against any claim submitted against it based on the allegation that the use of the Deliverables infringes intellectual property rights or exclusive usage rights. The Company will inform the Manager immediately of such a claim.

10.5	The Manager undertakes:

(a)
whenever requested to do so by the Company, and in any event upon termination of this Agreement, promptly to deliver to the Company all correspondence, documents, papers and records on all media (and all copies or abstracts of them), recording or relating to any part of the Deliverable and the process of their creation which are in their possession, custody or power;

(b)	not to register nor attempt to register any of the Assigned IPRs in the Deliverables, unless requested to do so by the Company; and

(c)
at the expense of the Company, at any time, to execute all documents, make all applications, give all assistance and do all acts and things as may, in the opinion of the Company or its representatives, be necessary or desirable to vest the Assigned IPRs in, and to register them in, the name of the Company and to defend the Company against all claims that works embodying the Assigned IPRs infringe third part rights, and otherwise to protect and maintain the Assigned IPRs.

10.6	The Manager warrants to the Company that:

(a)	the Manager has not given or will not give permission to any third party to use any of the Deliverables or the Assigned IPRs;

(b)	the Manager is not aware of any use by any third party of any of the Deliverables or Assigned IPRs; and

(c)	the use of the Deliverables or the Assigned IPRs by the Company will not infringe the rights of any third party.

10.7
The Manager waives any moral rights in the Deliverables to the largest extent permitted by law, which means, among others, that the Company has the right not to mention the name of the Manager as well as the right to modify the works

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that the Company considers necessary or useful for the use of the Deliverables, without prejudice to the right of the Manager to object to any distortion, mutilation or other modification to the Deliverables which would be prejudicial to their honour or reputation.

10.8
The Parties acknowledge that the compensation of the transfers of ownership referred to in clauses 10.1 and 10.2 is included in the fee paid by the Company to the Manager in the framework of this Agreement and that no further fees or compensation are due or may become due to the Manager in respect of the performance of their obligations under this clause 10.

10.9
The Manager irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, use his name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause 10.

11.	Health and Safety

11.1	The Manager undertakes to strictly comply with the obligations in relation to the wellbeing of the workers in the performance of their work, as applicable within the Company.

11.2
If the Manager does not (fully) comply with these obligations, the Company may automatically take all appropriate measures, in all instances at the Manager’s expense and risk. Moreover, the Manager shall indemnify the Company for all damage that it has directly or indirectly suffered from the non- or insufficient compliance with the aforementioned obligations.

12.	Miscellaneous

12.1
This Agreement represents the entire agreement between the Parties with respect to the management services and replaces and supersedes any other agreement, oral or in writing, which may have existed between the Parties.

12.2	This Agreement may only be amended in writing.

12.3
The provisions of this Agreement are separate and divisible. In the event that any of the provisions contained in this Agreement were found to be illegal, invalid or unenforceable, in whole or in part, for any reasons whatsoever, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions.

Moreover, if such illegal, invalid or unenforceable provision would be held legal, valid and enforceable if the relevant provision, or part thereof, was modified or deleted, such illegal, invalid or unenforceable provision shall apply with such modification or deletion as may be necessary to make this provision legal, valid

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and enforceable, bearing in mind the wording and purpose of the illegal, invalid or unenforceable provision, where necessary with the intervention of a competent court.

12.4	Unless otherwise agreed to by the Parties, each of the Parties shall keep confidential all information acquired from the other Party pursuant to this Agreement.

12.5	No Party under this Agreement may assign or delegate any of its rights, duties, powers or responsibilities under this Agreement without the prior written consent of the other Party.

12.6
Unless otherwise indicated herein, notices provided under this Agreement, to be given by any Party to another shall be in writing and shall be posted by prepaid registered mail, return receipt requested, addressed to the other Party at his/its address as indicated above (or at such other address as has been last notified by the latter) and will take effect the second day after they have been sent.

12.7	This Agreement shall be governed by and construed in accordance with the laws of Belgium

12.8	Any dispute concerning the validity, interpretation, enforcement, performance or termination of the Agreement shall be submitted to the exclusive jurisdiction of the courts of Brussels.

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Signed at _______CPN______________ on _9_ December 2019, in two originals, each Party hereby acknowledging receipt of one such original.

SIGNED		)
by	)
SVEND ANDERSEN		)

		Signature:	/s/ Svend Andersen

		Name:	Svend Andersen

SIGNED	)
for and on behalf of	)
PERRIGO HOLDING NV	)

	Signature:	/s/ Patrick O'Sullivan

	Name:	Patrick O’Sullivan

	Signature:	/s/ Geert Cools

	Name:	Brandracer BVBA -Geert Cools

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